Exhibit 99.1

NEWS

Georgia Gulf Reports Third Quarter 2009 Financial Results

ATLANTA, GEORGIA — November 4, 2009 — Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its third quarter ended September 30, 2009.

Georgia Gulf reported net sales of $556.3 million for the third quarter of 2009 compared to net sales of $818.6 million for the third quarter of 2008.  The decrease in sales is primarily due to lower prices resulting from lower feedstock and energy costs partially offset by higher volumes compared to the third quarter of 2008, which was impacted by two gulf coast hurricanes.

Georgia Gulf reported net income of $230.2 million for the third quarter of 2009, compared to a net loss of $17.4 million during the same quarter in the previous year.  In the third quarter of 2009, Georgia Gulf successfully exchanged $736 million of its outstanding notes for 1.3 million shares of its common stock and 30.2 million shares of its convertible preferred stock.  The debt exchange resulted in a $400.8 million pre-tax gain.

The Company reported operating income of $38.6 million for the third quarter of 2009, compared to operating income of $14.2 million for the third quarter of 2008.  The third quarter of 2009 includes a pre-tax net benefit of $1.8 million primarily resulting from credit adjustments to true up restructuring costs booked in prior quarters. The third quarter of 2008 includes a pre-tax asset impairment and restructuring charge of $3.7 million.  Excluding these items, operating income for the third quarter of 2009 was $36.8 million compared to operating income of $17.9 million in the third quarter of 2008.

“Our results for the quarter reflect our successful efforts to match our cost structure to the market,” commented Paul Carrico, Georgia Gulf’s President and CEO.  “We generated stronger operating income compared to both the same quarter last year and the second quarter of 2009 despite a dramatic decline in caustic soda prices and continued softness in building and construction markets.  Completing the debt-for-equity exchange reduced our debt by more than 50 percent and reduced our annual cash interest costs by nearly $70 million, and our long-term bank amendment provides adjusted covenants until the end of 2011.”

Chlorovinyls

In the Chlorovinyls segment, third quarter 2009 sales decreased to $229.1 million from $365.5 million during the third quarter of 2008. The segment posted operating income of $30.6 million compared to operating income of $28.0 million during the same quarter in the prior year.  The increase in operating income was primarily due to higher caustic and PVC sales volumes partially offset by lower caustic and PVC prices compared to the same quarter in the prior year.  The third quarter of 2008 was impacted by two gulf coast hurricanes.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $98.6 million for the third quarter of 2009, compared to $124.0 million during the same quarter in the prior year. Sales on a constant currency basis declined 18 percent.  The decline in sales reflects extremely difficult conditions in the North American housing and construction markets, particularly related to new home construction. The segment’s operating income was $2.0 million for the third quarter of 2009, compared to an operating loss of $0.6 million during the same quarter in the prior year. The increase in operating income is primarily due to cost reduction actions, partially offset by lower sales volumes.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $128.1 million for the third quarter of 2009, compared to $163.6 million during the same quarter in the prior year. Sales on a constant currency basis declined 19 percent.  The decrease in sales reflects the extremely difficult conditions in the North American housing and construction markets. The segment reported operating income of $14.7 million for the third quarter of 2009, compared to operating income of $0.5 million during the same quarter in the prior year.  The increase in operating income is due to cost reduction actions, partially offset by lower sales volumes.

Aromatics

In the Aromatics segment, sales decreased to $100.5 million for the third quarter of 2009 from $165.5 million during the third quarter of 2008. The decrease in sales was driven by a 31 percent decline in sales prices and lower phenol and acetone sales volumes. The phenol and acetone sales volume decrease is due to extremely difficult conditions in the North American housing and construction markets.  During the third quarter of 2009, the segment recorded operating income of $9.3 million, compared to an operating loss of $4.5 million during the same quarter last year. The increase in operating income was driven by stronger margins resulting from raw material inventory holding gains and cost reductions, partially offset by lower volumes than the same quarter last year.

Liquidity Update

As of September 30, 2009, the Company had $168.4 million of liquidity, consisting of $28.3 million of cash on hand as well as $140.1 million of borrowing capacity available under its revolving credit facility.

Conference Call

The Company will discuss third quarter 2009 financial results and business developments via conference call and Webcast on Thursday, November 5, 2009 at 10:00 a.m. EST. To access the Company’s third quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2512740.  Playbacks will be available from 11:00 AM ET Thursday, November 5, to midnight ET Thursday, November 12.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 38134507.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended June 30, 2009.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

 GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$28,339	$89,975
Receivables, net of allowance for doubtful accounts of $15,922 in 2009 and $12,307 in 2008	172,350	117,287
Inventories	238,715	240,199
Prepaid expenses	31,544	21,360
Income tax receivables	3,796	2,264
Deferred income taxes	21,009	22,505
Total current assets	495,753	493,590
Property, plant and equipment, net	701,205	760,760
Goodwill	201,331	189,003
Intangible assets, net of accumulated amortization of $10,745 in 2009 and $9,988 in 2008	15,420	15,905
Other assets, net	132,639	150,643
Non-current assets held for sale	14,227	500
Total assets	$1,560,575	$1,610,401
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current portion of long-term debt	$23,609	$56,843
Accounts payable	121,339	105,052
Interest payable	5,052	16,115
Income taxes payable	1,635	3,476
Accrued compensation	14,525	9,890
Liability for unrecognized income tax benefits and other tax reserves	9,448	27,334
Other accrued liabilities	52,025	49,693
Total current liabilities	227,633	268,403
Long-term debt	478,318	1,337,307
Liability for unrecognized income tax benefits	61,613	34,592
Deferred income taxes	237,065	70,141
Other non-current liabilities	36,075	39,886
Total liabilities	1,040,704	1,750,329

Stockholders’ equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 32,967,546 in 2009 and 1,379,273 in 2008	330	14
Additional paid-in capital	472,028	105,815
Retained earnings (accumulated deficit)	56,981	(218,502)
Accumulated other comprehensive loss, net of tax	(9,468)	(27,255)
Total stockholders’ equity (deficit)	519,871	(139,928)
Total liabilities and stockholders’ equity (deficit)	$1,560,575	$1,610,401

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2009	2008	2009	2008
Net sales	$556,342	$818,564	$1,488,016	$2,380,868
Operating costs and expenses:
Cost of sales	472,643	756,503	1,313,924	2,217,656
Selling, general and administrative expenses	46,864	44,095	129,724	130,459
Long-lived asset impairment charges	4,167	2,516	20,357	18,695
Restructuring (gain) costs, net	(5,928)	1,169	5,927	8,758
Loss (gain) on sale of assets, net	—	33	62	(27,282)
Total operating costs and expenses	517,746	804,316	1,469,994	2,348,286
Operating income	38,596	14,248	18,022	32,582
Gain on substantial modification of debt	—	—	121,033	—
Gain on debt exchange	400,835	—	400,835	—
Interest expense, net	(30,709)	(32,280)	(107,229)	(98,157)
Foreign exchange loss	(48)	(1,864)	(981)	(585)
Income (loss) before income taxes	408,674	(19,896)	431,680	(66,160)
Provision (benefit) for income taxes	178,523	(2,494)	156,196	(7,205)
Net income (loss)	$230,151	$(17,402)	$275,484	$(58,955)
Earnings (loss) per share:
Basic	$9.21	$(14.64)	$29.49	$(48.86)
Diluted	$9.20	$(14.64)	$29.47	$(48.86)
Weighted average common shares:
Basic	23,355	1,379	8,788	1,378
Diluted	25,006	1,379	9,349	1,378

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2009	2008	2009	2008
Cash flows from operating activities:
Net (loss) income	$230,151	$(17,402)	$275,484	$(58,955)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	29,695	36,471	89,147	112,495
Loan fair value gain amortization	4,288	—	8,888	—
Gain on substantial modification of debt	—	—	(121,033)	—
Gain on debt exchange	(400,835)	—	(400,835)	—
Foreign exchange gain	(1,293)	—	(627)	—
Deferred income taxes	179,329	(13,336)	154,938	(13,089)
Tax deficiency related to stock plans	(23)	(15)	(1,414)	(861)
Stock based compensation	8,813	804	10,212	2,493
Long-lived asset impairment charges and loss on sale of assets	4,167	2,444	20,419	21,872
Net gain on sale of property, plant and equipment, and assets held for sale	—	(825)	—	(27,125)
Payment of Quebec trust tax settlement	—	—	—	(20,073)
Other non-cash items	(533)	3,813	1,844	1,608
Change in operating assets, liabilities and other	15,138	60,575	11,845	(25,752)
Net cash provided by (used in) operating activities	68,897	72,529	48,868	(7,387)
Cash flows from investing activities:
Capital expenditures	(6,573)	(12,344)	(24,958)	(44,023)
Proceeds from sale of property, plant and equipment, and assets held-for sale	1,022	301	1,900	78,095
Proceeds from insurance recoveries related to property, plant and equipment	—	—	1,980	—
Net cash (used in) provided by investing activities	(5,551)	(12,043)	(21,078)	34,072
Cash flows from financing activities:
Net change in revolving line of credit	(127,561)	(7,649)	(29,411)	107,718
Repayment of long-term debt	(909)	(1,016)	(19,727)	(73,094)
Purchases and retirement of common stock	—	—	(25)	(110)
Fees paid to amend and exchange debt	(13,595)	(9,823)	(43,256)	(9,823)
Dividends paid	—	(2,790)	—	(8,379)
Net cash (used in) provided by financing activities	(142,065)	(21,278)	(92,419)	16,312
Effect of exchange rate changes on cash and cash equivalents	2,758	927	2,993	496
Net change in cash and cash equivalents	(75,961)	40,136	(61,636)	43,493
Cash and cash equivalents at beginning of period	104,300	12,585	89,975	9,227
Cash and cash equivalents at end of period	$28,339	$52,720	$28,339	$52,720

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
In Thousands	2009		2008		2009		2008

Segment net sales:
Chlorovinyls	$229,132		$365,501		$702,915		$1,108,471
Window and door profiles and mouldings products	98,617		124,027		241,691		328,104
Outdoor building products	128,071		163,579		315,431		428,175
Aromatics	100,521		165,457		227,979		516,118
Net Sales	$556,341		$818,564		$1,488,016		$2,380,868

Segment operating income (loss):
Chlorovinyls	$30,573	(1)	$27,982	(5)	$75,466		$64,673	(11)
Window and door profiles and mouldings products	2,008	(2)	(561	)(6)	(31,528	)(8)	(15,943	)(12)
Outdoor building products	14,650	(3)	516	(7)	6,304	(9)	(14,295)
Aromatics	9,347		(4,547)		17,709		(7,373)
Unallocated corporate	(17,982	)(4)	(9,142)		(49,929	)(10)	5,520	(13)
Total operating income (loss)	$38,596		$14,248		$18,022		$32,582

(1)                                  Includes income of $3.8 million primarily from a $4.0 million credit from the wind up of the Canadian pension plans.

(2)                                  Includes $4.1 million related to plant closing costs and restructuring costs

(3)                                  Includes $1.0 million of severance costs and income of $3.1 million associated with the favorable settlement of a legal claim for less than the reserved amount.

(4)                                  Includes $7.7 million of additional stock compensation expense related to the 2009 Equity and Performance Incentive Plan. Also includes $2.0 million in legal and professional fees related to the debt amendments, contingency planning and process improvement initiatives.

(5)                                  Includes $1.4 million in severance, restructuring and other exit costs primarily related to the closure of the Oklahoma City facility

(6)                                  Includes $2.0 million related to plant closing costs and severance costs and $1.8 million for asset impairments.

(7)                                  Includes $0.3 million related to plant closing costs and severance costs

(8)                                  Includes $3.0 million of severance, restructuring and other exit costs and $20.2 million of asset impairments.

(9)                                  Includes $1.7 million of severance costs offset by income of $1.2 million associated with other exit costs, including income of $3.1 million associated with the favorable settlement of a legal claim.

(10)                            Includes $2.5 million in consulting fees related to process improvement initiatives.

(11)                            Includes $20.0 million in costs related to the shutdown of the Oklahoma City facility, writedowns and other exit costs and a $2.2 million gain related to the sale and lease back of equipment

(12)                            Includes $1.9 million for asset impairments.

(13)                            Includes $28.8 million gain on sale of idle land in Pasadena, Texas.